Exhibit 4.8

________________________
ELEVENTH SUPPLEMENTAL INDENTURE
Dated as of December __, 2024
among
LAZARD GROUP LLC
and
LAZARD, INC.
and
THE BANK OF NEW YORK MELLON,
as Trustee
________________________
to the
INDENTURE
Dated as of May 10, 2005
between
LAZARD GROUP LLC
and
THE BANK OF NEW YORK MELLON,
as Trustee

Table of Contents

		Page

ARTICLE I

Definitions

SECTION 1.01.	Definitions	2

ARTICLE II

AMENDMENTS

SECTION 2.01.	Modifications to Original Indenture	3

ARTICLE III

Guarantee

SECTION 3.01.	Guarantees	3
SECTION 3.02.	Limitation on Liability	5
SECTION 3.03.	Release of Guarantees; No Successors	5
SECTION 3.04.	No Waiver	6
SECTION 3.05.	Non-Impairment	6
SECTION 3.06.	Benefits Acknowledged	6

ARTICLE IV

Miscellaneous

SECTION 4.01.	Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture	6
SECTION 4.02.	Concerning the Trustee	6
SECTION 4.03.	Counterparts	6
SECTION 4.04.	Governing Law	7

ELEVENTH SUPPLEMENTAL INDENTURE, dated as of December __, 2024 (this “Eleventh Supplemental Indenture”), to the Indenture, dated as of May 10, 2005 (the “Original Indenture”), among LAZARD GROUP LLC, a Delaware limited liability company (the “Company”), THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), as trustee (the “Trustee”) and, solely with respect to Article III, LAZARD, INC., a Delaware corporation (the “Guarantor”).
WHEREAS, the Company and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance from time to time of Securities (as defined in the Original Indenture) of the Company, to be issued in one or more Series (as defined in the Original Indenture);
WHEREAS, pursuant to Sections 2.02 and 9.01 of the Original Indenture, the Company and the Trustee established the terms of certain Series of Securities entitled the (i) 3.750% Senior Notes due 2025 (the “2025 Notes”), issued pursuant to the Sixth Supplemental Indenture, dated February 13, 2025, between the Company and the Trustee, (ii) 3.625% Senior Notes due 2027 (the “2027 Notes”), issued pursuant to the Seventh Supplemental Indenture, dated November 4, 2016, between Company and the Trustee, (iii) 4.500% Senior Notes due 2028 (the “2028 Notes”), issued pursuant to the Eighth Supplemental Indenture, dated September 19, 2018, between the Company and the Trustee, (iv) 4.375% Senior Notes due 2029 (the “2029 Notes”), issued pursuant to the Ninth Supplemental Indenture, dated March 11, 2019, between the Company and the Trustee and (v) 6.000% Senior Notes due 2031 (the “2031 Notes” and, together with the 2027 Notes, the 2028 Notes and the 2029 Notes, the “Affected Notes”), issued pursuant to the Tenth Supplemental Indenture, dated March 12, 2024, between the Company and the Trustee;
WHEREAS, the Company is a direct, wholly-owned subsidiary of the Guarantor;
WHEREAS, the Board of Directors of the Guarantor has determined it to be in the best interest of the Guarantor to guarantee, to the extent set forth herein, all of the Company’s obligations under the Affected Notes and the Indenture (as defined below);
WHEREAS, the Company desires to execute and deliver this Eleventh Supplemental Indenture in order to amend certain terms of the Original Indenture (collectively, the “Proposed Amendments”) and provide for the Guarantee (as defined below);
WHEREAS, as of the date hereof, the Company has redeemed all of the issued and outstanding 2025 Notes, such that the Affected Notes constitute all of the Series of Securities issued and outstanding under the Original Indenture;
WHEREAS, in accordance with Section 9.02 of the Original Indenture, the Company has received written consents to the Proposed Amendments from the holders of at least a majority in principal amount of each Series of the Affected Notes outstanding as of the record date fixed by the Company in accordance with Section 9.04 of the Original Indenture, excluding Affected Notes owned by the Company or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, and accordingly, the

Company and the Trustee are expressly permitted to enter into this Eleventh Supplemental Indenture;
WHEREAS for the purposes hereinabove recited, and pursuant to due corporate action, the Company has duly determined to execute and deliver to the Trustee this Eleventh Supplemental Indenture; and
WHEREAS all covenants and conditions necessary to make this Eleventh Supplemental Indenture (the Original Indenture, as heretofore supplemented and amended and as further supplemented by this Eleventh Supplemental Indenture, being hereinafter called the “Indenture”) a valid, legal and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.    Definitions.
(a)    Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Indenture.
(b)    The rules of interpretation set forth in the Original Indenture shall be applied hereto as if set forth in full herein.
(c)    For all purposes of this Eleventh Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Original Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Eleventh Supplemental Indenture refer to this Eleventh Supplemental Indenture as a whole and not to any particular section hereof.
(d)    “Guarantee” means the guarantee by the Guarantor of the Company’s obligations under the Indenture and the Affected Notes.

ARTICLE II
AMENDMENTS
SECTION 2.01.    Modifications to Original Indenture.
(a)    Section 4.02 of the Original Indenture, entitled “SEC Reports,” is hereby amended to read in its entirety as follows:
“SECTION 4.02. SEC Reports. Unless otherwise indicated in a Board Resolution, a supplemental indenture hereto or an Officers’ Certificate, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Securities are outstanding, the Company shall furnish to the Trustee and the Holders copies of such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation (and not a foreign private issuer) subject to such Sections, at the times specified for the filing of such information, documents and reports under such Sections. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Company also shall comply with the other provisions of TIA § 314(a).
In addition, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company shall at all times comply with TIA § 314(a).
Notwithstanding the foregoing, the annual reports and information, documents and other reports required by this Section 4.02 may, at the option of the Company, instead be those of any direct or indirect parent entity of the Company for so long as such parent entity fully and unconditionally guarantees the obligations of the Company in respect of the Securities and the Indenture at the time the filing or delivery of the applicable annual reports and information, documents and other reports is required pursuant to this Section 4.02.”
ARTICLE III
GUARANTEE
SECTION 3.01.    Guarantees.
(a)    Subject to Section 3.03 hereof, the Guarantor irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to each Holder of the Affected Notes and the Trustee and their successors and assigns (i) the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the

Indenture (including obligations to the Trustee) and the Affected Notes, whether for payment of principal of, premium, if any, or interest on the Affected Notes and all other monetary obligations of the Company under the Indenture and the Affected Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under the Indenture and the Affected Notes, on the terms set forth in the Indenture (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). The Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantor, and the Guarantor shall remain bound under this Article III notwithstanding any extension or renewal of any Guaranteed Obligation.
(b)    Subject to Section 3.03 hereof, the Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. The Guarantor waives notice of any Default under the Affected Notes or the Guaranteed Obligations.
(c)    Subject to Section 3.03 hereof, the Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.
(d)    Except as expressly set forth in Section 3.02 or 3.03 hereof, the obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.
(e)    Subject to Sections 3.02 and 3.03 hereof, the Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Subject to Section 3.03 hereof, the Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment of, or any part thereof, principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or any of its Subsidiaries or otherwise.
(f)    In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against the Guarantor by virtue hereof, but subject to Section 3.03 hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, the Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company to the Trustee.

(g)    Subject to Section 3.03 hereof, the Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Trustee in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. The Guarantor further agrees that, as between it, on the one hand, and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Section 6.02 of the Original Indenture for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Section 6.02 of the Original Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Section 3.01.
(h)    Subject to Section 3.03 hereof, the Guarantor also agrees to pay any and all fees, costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 3.01.
SECTION 3.02.    Limitation on Liability. The Guarantor, and by its acceptance of the Affected Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that, any term or provision of the Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering the Indenture, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If the Guarantor makes a payment under its Guarantee, the Guarantor shall be entitled upon payment in full of all Guaranteed Obligations under the Indenture to a contribution from any other obligor on the Indenture and the Affected Notes in an amount equal to such obligor’s pro rata portion of such payment based on the respective net assets of the Guarantor and all such obligors at the time of such payment determined in accordance with GAAP.
SECTION 3.03.    Release of Guarantees; No Successors.
(a)    The Guarantee shall be automatically released and shall terminate upon (i) the merger of the Guarantor with or into the Company or the merger of the Company with or into the Guarantor, (ii) the consolidation of the Guarantor with the Company or (iii) the transfer of all or substantially all of the assets of the Guarantor to the Company or the Company to the Guarantor. At the request of the Company, the Trustee will execute and deliver documents, instructions or instruments evidencing any such release in form and substance reasonably satisfactory to the Trustee.
(b)    Notwithstanding Section 10.11 of the Original Indenture, this Article III shall be binding only upon Lazard, Inc., and absent an affirmative written assumption of the Guaranteed

Obligations pursuant to a supplemental indenture in form and substance satisfactory to the Trustee, shall not be binding upon any of the Guarantor’s successors or assigns.
SECTION 3.04.    No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article III shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article III at law, in equity, by statute or otherwise.
SECTION 3.05.    Non-Impairment. The failure to endorse a Guarantee on any of the Affected Notes shall not affect or impair the validity thereof.
SECTION 3.06.    Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the Guarantee and waivers made by the Guarantor pursuant to its Guarantee are knowingly made in contemplation of such benefits.
ARTICLE IV
MISCELLANEOUS
SECTION 4.01.    Ratification of Original Indenture; Supplemental Indentures Part of Original Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Eleventh Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder heretofore or hereafter shall be bound hereby.
SECTION 4.02.    Concerning the Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Eleventh Supplemental Indenture.
SECTION 4.03.    Counterparts. This Eleventh Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of copies of this Eleventh Supplemental Indenture and of signature pages by electronic (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Eleventh Supplemental Indenture as to the parties hereto and may be used in lieu of the original Eleventh Supplemental Indenture for all purposes. The exchange of copies of this Eleventh Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this Eleventh Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this Eleventh Supplemental Indenture as to the parties hereto and may be used in lieu of the original.
Anything in the Indenture or this Eleventh Supplemental to the contrary notwithstanding, for the purposes of the transactions contemplated by this Eleventh Supplemental Indenture, any document to be signed in connection with the Eleventh Supplemental Indenture (including, but not limited to, any amendments, supplements, waivers, consents and other modifications, Officers’ Certificates, Company Orders and Opinions of Counsel) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.
SECTION 4.04.    GOVERNING LAW. THIS ELEVENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE COMPANY, THE TRUSTEE AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE HEREBY (A) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE AFFECTED NOTES OR THE TRANSACTION CONTEMPLATED HEREBY AND (B) SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF, OR IN CONNECTION WITH, THIS INDENTURE, THE AFFECTED NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have caused this Eleventh Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

LAZARD GROUP LLC

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

SOLELY WITH RESPECT TO ARTICLE III:

LAZARD, INC.

By:
Name:
Title:
[Signature Page to Eleventh Supplemental Indenture]

NOTATION OF GUARANTEE
For value received, Lazard, Inc. (the “Guarantor”) has unconditionally guaranteed, to the extent set forth in the Indenture (as defined below) and subject to the provisions in the Indenture, dated as of May 10, 2005 (the “Original Indenture”), between Lazard Group LLC (the “Company”) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture, dated as of November 4, 2016, the Eighth Supplemental Indenture, dated as of September 19, 2018, the Ninth Supplemental Indenture, dated as of March 11, 2019 and the Tenth Supplemental Indenture, dated as of March 12, 2024, each between the Company and the Trustee, and as further supplemented by the Eleventh Supplemental Indenture, dated as of December __, 2024 (the “Eleventh Supplemental Indenture” and, together with the Original Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture and the Tenth Supplemental Indenture, the “Indenture”), among the Company, the Guarantor and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Affected Notes (as defined in the Eleventh Supplemental Indenture) and the Indenture (including obligations to the Trustee), whether for payment of principal of, premium, if any, or interest on the Affected Notes and all other monetary obligations of the Company under the Affected Notes and the Indenture and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under the Affected Notes and the Indenture, on the terms set forth in the Indenture. The obligations of the Guarantor to the holders of Affected Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article III of the Eleventh Supplemental Indenture and reference is hereby made to the Eleventh Supplemental Indenture for the precise terms of the Guarantee.
Capitalized terms used but not defined herein have the meanings given to them in the Indenture.